Exhibit 99.2

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces $100 Million Stock Repurchase Program

SAN JOSE, Calif. — August 6, 2013 — Monolithic Power Systems, Inc. (Nasdaq:MPWR) (“MPS”) today announced that its Board of Directors has approved a stock repurchase program that authorizes MPS to repurchase up to $100 million dollars in the aggregate of its common stock over a two-year period, beginning August 9, 2013.

“After a review of MPS’ financial position and cash flow projections, our Board concluded that it was in the best interest of our shareholders to engage in this repurchase program,” said Michael Hsing, CEO and founder of MPS. “In addition, the repurchase program will help to offset dilution associated with our employee stock plans.”

The repurchases will be funded from available working capital. As of June 30, 2013, MPS had cash, cash equivalents and investments of approximately $201 million, and approximately 38.2 million diluted weighted-average shares of common stock outstanding.

Stock repurchases under the program may be made through open market repurchases, privately negotiated transactions or other structures in accordance with applicable state and federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any repurchased common stock will be determined by MPS’ management based on its evaluation of market conditions, legal requirements, share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate MPS to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Forward-Looking Statements

Actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company's common stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic condition, and other factors as identified in the Company's most recent Quarterly Report on Form 10-Q filed with the SEC (a copy of which may be accessed through the company’s website at www.monolithicpower.com). In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

About Monolithic Power Systems, Inc.

Monolithic Power Systems (MPS) is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS’s core technology is its innovative and proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. These combined advantages enable MPS to deliver highly integrated monolithic products that offer energy efficient and cost-effective solutions. MPS product families include DC/DC converters, LED drivers and controllers, Class-D audio amplifiers, battery chargers and protections, USB and current-limit switches and AC/DC offline products. MPS has over 900 employees worldwide, located in the United States, China, Taiwan, Korea, Japan and across Europe.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com